FBR & CO

October 24, 2012
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, welcome to the FBR & Co. Third Quarter 2012 earnings conference call.  At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require assistance, please press star then zero on your touch-tone telephone.  As a reminder, this conference call is being recorded.

I would now like to turn the call over to Shannon Small, Senior Vice President. Please begin.

Shannon Small:	Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, capital market forecast, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel, and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR annual report on Form 10-K and its quarterly reports on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer of FBR.

Richard Hendrix:
Thank you, Shannon, and good morning, everyone.  For the third quarter of 2012, the Company reported a net after-tax loss of $3.4 million or 7 cents per share on revenue of $23.9 million compared to a net after-tax loss of $26.1 million or 43 cents per share on revenue of $16.7 million in the third quarter of 2011.

Although equity market averages performed well during the quarter, trading volumes remained at historically depressed levels, and this is reflected in our results.  Industrywide, new issue equity underwriting activity was relatively stable following an up-and-down second quarter, and we executed 17 transactions, including two book run IPOs and one private placement.  However, in this particular quarter, we did not execute any large sole book run transactions, which are important contributors to our annual revenue every year.  Consequently, we do not believe the third quarter investment banking revenues are representative of normalized quarterly results.

We continue to build on a very solid performance track record for FBR deals among our public offerings as well as our private placements, further strengthening client relationships with issuers and investors.  While forecasting our investment banking activity quarter to quarter is always difficult given the volatility in that part of our business, we do feel good about our near-term pipeline as we look to the fourth quarter.

Institutional brokerage revenue reflected the continuing decline in equity trading volumes I mentioned previously as revenue fell from $12.3 million to $11.3 million quarter over quarter.  While the third calendar quarter is typically the slowest trading quarter of the year, what is looking more clearly like a secular trend continues to indicate that industry deleveraging and outflows from equity mutual funds will limit the opportunity for the recovery of volumes in the near-term.

Capital deployed in the form of corporate investments generated income of $1.2 million during the quarter and $4.2 million for the nine months ended September 30.  We continue our process of investing available capital in ways that we believe should generate consistent returns in most environments going forward.

During the second quarter, as previously announced, the Company entered into a definitive agreement to sell the assets related to its FBR Funds business.  The shareholder vote to approve the FBR Funds transaction is scheduled to be completed on October 25.  Based on the current assets under management, we expect to recognize a net gain of approximately $25 million in the fourth quarter.  This gain is net of the write-off of our last remaining intangible asset of approximately $2 million and other transaction-related expenses as well as a discounted estimate of the future proceeds we will receive on the first anniversary of the closing date.

We continue to maintain expense discipline and trend toward lower overall fixed expense levels.  Third quarter 2012 total expenses from continuing operations were $29.5 million compared to $42.7 million in the third quarter of 2011 and $33.4 million in the second quarter of 2012.  Non-compensation fixed expenses from continuing operations in the third quarter of 2012 totaled $10.9 million, including a one-time expense of $600,000 related to facilities consolidation compared to $13.9 million in the third quarter 2011 and $10.8 million in the second quarter of this year.

As we reflect back on our stated objectives when we undertook our restructuring one year ago, we have fully achieved our expense goals as we've reduced our fixed cost run rate by $47 million over the last year.  Importantly, we have also clearly demonstrated that we have maintained our core competency in the form of our ability to win and execute the large specialized transactions our firm is best known for.  Over the first nine months of this year, we have demonstrated that ability on multiple occasions, but not all of that activity is yet reflected in our reported results.  The achievement of these two objectives has resulted in more stable performance during challenging revenue quarters like this one and has enhanced our significant operating leverage, which allows us to perform at high levels in stronger revenue environments.

The Company finished the third quarter with 247 employees excluding the asset management business, slightly down from the second quarter and in line with our expectations for the remainder of the year.  Our compensation and net revenue ratio was 62 percent for the quarter and 54 percent for the first nine months, which is roughly in line with our full-year expectations.  During the quarter, we repurchased approximately 174,000 shares of our common stock to bring our year-to-date total to 7.3 million shares purchased at an average price of $2.74 per share.  We continue to have the authority to repurchase up to an additional 6 million shares in the open market.

The total number of outstanding shares as of September 30 was 50.1 million.  Book value at the end of the quarter was $4.14 per share, up approximately 4 percent since the beginning of the year, and shareholders equity on September 30 was $207 million, of which $130 million was held in cash.

We continue to focus on opportunities to deliver shareholder value through both profitable operations and the efficient deployment of capital.  One of our key priorities is consistent growth of tangible book value per share.  Through a combination of full-year profitability and accretion through share buybacks, we expect to continue to deliver on that goal for the full year.  We'd be happy to take questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question at this time, please press star then one on your touch-tone telephone.  If your question has been answered or you wish to remove yourself in the queue, please press the pound key.  Once again, if you have a question, please press star then one.

We have a question from Devin Ryan of Sandler O'Neill. Your line is open.

Devin Ryan:	Hey, good morning. How are you?

Richard Hendrix:	Good morning, Devin.

Devin Ryan:
So the gain on the asset management sale – how should we think about taxes on that gain?  I guess that's number one.  And, clearly, it's going to free up quite a bit of excess capital.  So any insight in terms of plans for that capital would be helpful.

Bradley Wright:
As far as the tax part of that question, we have both NOL carry-forwards and capital loss carry-forwards which will effectively negate any of the gain from a tax perspective.  So it will be largely capital gain, but there will be some portion of that gain that is offset by NOLs.  But we've got enough of both to take care of it.

Devin Ryan:	Great.

Richard Hendrix:
And Devin, with regard to the capital deployment, we obviously anticipated that we were going to generate the proceeds from the sale earlier in the year, and so some of our capital activity year to date reflects that expectation.  We continue to think that buying back shares is an attractive use of capital.  Our first use of capital is always investing in the business and we see opportunities to do that.  So we are going to continue to use what we think is an appropriate mix of options, and that is to grow the business by investing in it and continuing to take advantage of opportunities in the market when they present themselves.  And I think they continue to today, to buy back stock to help grow tangible book.

Devin Ryan:
OK, great.  And I guess to that end, repurchases did slow in the quarter, and I know that you – obviously you guys have done some bigger purchases year-to-date, but a little bit slower in the quarter.  So I just wanted to get a sense.  Was that the result of blackout dates, or was there any other reason why you slowed the repurchases just this past quarter?

Richard Hendrix:
Well, most of the shares we repurchased really over the last year and a half have been through tender activities.  The stock is not terribly liquid, and so our daily volume limitations mean that we can't buy a lot of stock just on a regular basis.  So we were active throughout the quarter.  There are always things that come up that may block us out, either as we get close to quarter end or because a particular conversation that may be going on.  That wasn't really the case in the third quarter, but there are a lot of different reasons that we may slow.  The biggest reason, though, is just that we are really limited in what we can do on a daily basis, and that's why most of activity has been through tenders over the last 18 months or so.

Devin Ryan:
OK, I understand that.  I just wanted to make sure that that was the case.  And in terms of expenses this quarter, the run rate looked very good.  Clearly, the business activity levels were a little bit lighter as well, so that may have helped a bit.  But just trying to think about moving forward, is this generally a pretty good base at least for maybe the fixed level of expenses, or were there any unusual items that maybe drove even a little over this quarter?

Richard Hendrix:
This is a pretty good base.  We mentioned in the script that we had $600,000 in one-time expenses from the continuing space consolidation.  But I would say as a general matter we've gotten most of what is going to come out, out.  We have some additional expense reductions over the course of the next 12 months from additional reductions in space.  But that doesn't happen immediately, and there are small charges when you come out of space either for depreciation that you write off or if you end up subletting it at a lower rate.

So you're going to see some of that. But we are effectively at a level that I think you would consider a pretty good level for fixed expenses right now.

Devin Ryan:
OK, got it.  Within the fixed income operation, can you just talk about what's left or where you are within your fixed income business today and what plans, if any, are there for positioning that business moving forward?

Richard Hendrix:
Well, the business is smaller than we would like to see it.  We are having some success there and see some opportunities on the banking side.  And given the fact that we have lower headcount than I would say is optimal for that business, we have had restrained trading results.  But I think the team that's in place is doing a good job and focused on what is most important to our franchise, which is the banking activity.

And if we saw appropriate opportunities to make that a more optimized business from a size perspective, we would want to pursue those, but we are being very disciplined about not letting expenses get out ahead of revenues.  So organic growth is going to be slow and measured.  But where we see opportunities to do that, we will take advantage of them.

Devin Ryan:
OK, sure.  And just within investment banking, you made comments in the script about the fourth quarter hopefully returning to profitability.  And clearly there's one large fee, I think, that's looming in NMI.  So I just wanted to get a sense of if you had any color in terms of timing of recognition of that fee, and then any more specifics you can provide on what you guys actually have going on in the backlog.  You sounded optimistic about the backlog, but just any more color would be appreciated.

Richard Hendrix:
OK.  So with regard to NMI in particular, it's really out of our control, and I think that it's difficult for us to comment on what that timing is.  I would say that everything is proceeding as we expected.  And so we haven't seen any surprises that give us concern, but is out of our control.  So it's difficult to forecast exactly when that's going to land.  We think it's a great company with a great management team, and we are looking forward to when they get fully through their regulatory process.

With regard to the pipeline, as we sit here today, my expectation is that we are going to have opportunities to execute some deals, one or two in particular, that are larger and more in line with the kinds of transactions we referenced in the script.  So we do have a pipeline that's going to give us several shots on goal in that regard.  We also have a number of other smaller but important transactions that we expect to execute in the fourth quarter.

So as we sit here today, we feel pretty good.  But as you know, the market is challenging and it's choppy.  And we've seen it shut down quickly on a number of occasions over the last three or four years.  And so we need a constructive market to execute these deals.  As of right now, we feel pretty good about it, but that's why it's difficult to forecast quarter to quarter.

Devin Ryan:
Sure.  No, I fully, fully understand that and appreciate it.  Clearly, the market is going to dictate what deals can get done.  But just when I – just going back to the comment about maybe the fourth quarter, do you see a scenario where, even excluding NMI, if something occurs with that deal, that your comments about the fourth quarter potentially being profitable could still stand, excluding something happening outside of your control with NMI?  Just trying to think about the sensitivity to the fourth quarter and the year being dependent on just one large lumpy fee.

Richard Hendrix:
Sure.  We are always sort of dependent on one or maybe a couple of lumpy fees.  But no, as we look at the fourth quarter right now, we feel like we have, excluding that event, the opportunity to be profitable.  And so if we execute what's in front of us, that clearly should be the case.

Devin Ryan:	Got it, OK, great, thanks for all the color, appreciate it.

Richard Hendrix:	Yes, thanks, Devin.

Operator:	Thank you. the next question is from Larry Callahan of Wheelhouse Securities. Your line is open.

Larry Callahan:	I was wondering if you could tell me if the National Bank Holdings was sold, or whether it just changed categories in your balance sheet.

Richard Hendrix:	It changed categories in the balance sheet.

Larry Callahan:	OK. And can you tell me what NMI is? I'm not familiar with that.

Richard Hendrix:
NMI is National Mortgage Insurance.  It's the name of a company that we raised capital for in the second quarter.  And the way that transaction was structured, we won't recognize the revenue from that activity until they meet some corporate objectives that get them fully in business and approved to be writing mortgage insurance by the agencies.  And so, when that occurs, we will recognize the revenue associated with that transaction.

Larry Callahan:	Thank you.

Operator:	Thank you. once again, if you have a question, please press star then one.

The next question is from Bryan Melgar, Rockwood Reit Capital.

Pardon me, (Bryan), please check to see if your line is on mute.

Bryan Melgar:	Hi, good morning.

Richard Hendrix:	Good morning, Bryan)

Bryan Melgar:	Hi, good morning. Congratulations on getting to targets. A quick question – what is your expectation on excess cash going forward as you look into the trading volumes that you see?

Richard Hendrix:
Sure.  Well, as you can see, we finished the quarter with about $130 million of cash.  That number moves around based on what is happening on our trading desks and, obviously, the cash we generate in the business.  And it will be supplemented by the proceeds from the asset management sale that we discussed.  But the trading environment, while it's challenging and it's putting pressure on our cash equity business like it is for everybody in that business, it doesn't really have a big impact on our cash position.  We don't carry significant inventory in the cash equities business, and so lower activity doesn't necessarily – in fact, it specifically doesn't cause us to use less capital because we don't use a lot of capital in that business, anyway.  The capital that is deployed at our trading desks is primarily in our convertible business.

We have a little bit of capital on the options desk, a little bit of capital on the fixed-income desk.  But it's primarily in our convertible business.  And we don't – I don't anticipate any material change up or down in the capital allocated to that desk between now and the end of the year.

Bryan Melgar:	OK, thank you.

Operator:	Thank you. I'm not showing any further questions in the queue at this time.

Richard Hendrix:	All right. Thank you, operator, and thank you, everyone, for joining us. We look forward to talking to you at the end of the year.

Operator:	Ladies and gentlemen, this concludes today's program. You may now disconnect. Good day.